Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Southern First Bancshares, Inc. of our reports dated March 2, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Southern First Bancshares, Inc. appearing in the Annual Report on Form 10-K of Southern First Bancshares, Inc. for the year ended December 31, 2019.

We also consent to the reference to our firm under the headings "Experts" in such Prospectus.

/s/ Elliott Davis, LLC

Greenville, South Carolina
April 13, 2020

www.elliottdavis.com